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PROSPECTUS SUPPLEMENT                           Filed pursuant to Rule 424(b)(3)
To Prospectus Dated May 3, 1996,                     Registration No. 333-2253
As Supplemented to Date


                                  $80,500,000

                                     NABI

                6 1/2% Convertible Subordinated Notes due 2003

                                      and
              Shares of Common Stock, Par Value $.10 Per Share,
                       Issuable Upon Conversion Thereof


        This Prospectus Supplement (the "Supplement") relates to the resale by Raymond James & Associates, Inc. ("Raymond James") of up to $5,000 aggregate principal amount of 6 1/2% Convertible Subordinated Notes due 2003 (the "Notes") of NABI, a Delaware corporation (the "Company"), originally issued in private placements consummated on February 7 and March 6, 1996 (the "Debt Offering"), pursuant to NABI's Registration Statement on Form S-3 (No. 333-2253) (the "Registration Statement"). This Supplement should be read in conjunction with the Prospectus dated May 3, 1996, as supplemented to date (the "Prospectus"), to be delivered with this Supplement. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

        Based on information provided to the Company, the aggregate principal amount of the Notes that are currently beneficially owned by Raymond James is $189,000, of which $5,000 may be sold at this time pursuant to the Prospectus as supplemented hereby. Raymond James was an initial purchaser of the Notes in the Debt Offering and also was the managing underwriter in the Company's October 1994 public offering of 4,200,000 shares of Common Stock. In connection with both such offerings, Raymond James received customary compensation for its services. Additional information concerning the Selling Securityholders (including Raymond James) may be set forth from time to time in additional supplements to the Prospectus. The total outstanding aggregate principal amount of the Notes is $80,500,000.

        The closing price of the Company's Common Stock as reported on the Nasdaq National Market on December 24, 1996 was $9.50 per share.

        The Notes will be subordinated to all existing and future Senior Indebtedness of the Company. At October 31, 1996, Senior Indebtedness was approximately $6,700,000. The Indenture contains no limitations on the incurrence of additional indebtedness or other liabilities by the Company.

        The Notes are neither listed on a national securities exchange nor quoted on an automated quotation system. However, the Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Notes sold pursuant to the Registration Statement will no longer be eligible for trading in the PORTAL Market.

        The date of this Prospectus Supplement is December 26, 1996.